EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For First Quarter Of 2014

Sparta, Michigan – April 30, 2014 – ChoiceOne Financial Services, Inc. (OTCBB:COFS), the parent company for ChoiceOne Bank, reported net income of $1,248,000 for the first quarter of 2014 compared to $1,235,000 in the same period in 2013. Earnings per share were $0.38 for the first quarter of 2014 compared to $0.37 for the first quarter in the prior year.

“I am pleased to report our earnings for the first quarter of 2014,” said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Our net income in the first quarter of 2014 increased 1 percent over the same quarter in 2013. Although gains on sales of loans declined significantly due to less refinancing activity, our other noninterest income categories improved in the first quarter of 2014 to partially offset the impact of lower mortgage volume. Our total noninterest expense declined slightly even with the effect of weather related expenses. Loan and collection expense decreased significantly as a result of lower levels of foreclosed properties. Loans and checking and savings deposits grew in the first quarter of 2014, in spite of the weather that limited some client activity early in the quarter.”

The increase in net income in the first quarter of 2014 compared to the same quarter in 2013 was due to a lower provision for loan losses and lower noninterest expense. This was partially offset by lower net interest income and noninterest income in the first quarter of 2014 compared to the same period in 2013.

Net interest income decreased $74,000 in the first quarter of 2014 compared to the same period in the prior year. Average earning assets were $13.8 million higher in the first quarter of 2014 than in the same quarter in 2013. Growth in the average balance of total loans resulted from an increase in average commercial loans of $14.2 million, which was partially offset by a decrease in the average balance of consumer loans of $1.2 million while residential mortgage loans declined $6.1 million. The average balance of securities was $7.4 million higher in the first quarter of 2014 compared to the same period in the prior year as securities were purchased in 2013 and early 2014 to provide growth in earning assets. ChoiceOne’s net interest spread declined from 3.98% in the first quarter of 2013 to 3.82% in the first quarter of 2014. This decrease in the net interest spread was caused by a reduction in the average rate earned on interest-earning assets of 26 basis points, while the reduction in the average rate paid on interest-bearing liabilities was only 10 basis points.

The provision for loan losses was $100,000 in the first quarter of 2014, compared to $300,000 in the first quarter of 2013. The decrease in the provision was due to lower net charge-offs of $240,000 experienced in the first quarter of 2014, compared to $271,000 in the same quarter in the prior year and was based on an internal analysis of potential losses in the bank’s loan portfolio. ChoiceOne’s allowance for loan losses was 1.43 percent of total loans as of March 31, 2014, compared to 1.50 percent as of December 31, 2013. Total nonperforming loans were $8.1 million as of March 31, 2014, compared to $7.7 million as of December 31, 2013. The increase in nonperforming loans during the first quarter of 2014 was due to an increase of $1,410,000 in nonaccrual loans, which was partially offset by a $1,143,000 decline in troubled debt restructurings. Nonperforming loans included $3.4 million of loans classified as troubled debt restructurings as of March 31, 2014, of which $3.0 million was current as to payments and performing according to their new terms.

Noninterest income was $125,000 lower in the first quarter of 2014 than in the first quarter of 2013. Customer service charges increased $21,000 in the first quarter of 2014 compared to the same period in the prior year as a result of growth in debit card fee income. Insurance and investment commission income grew $82,000 in the first quarter of 2014 compared to the first quarter in the prior year as a result of increased sales of investment products and growth in investment advisory fees. Gains on sales of loans declined $347,000 in the first quarter of 2013 compared to the same quarter in 2013. Longer term mortgage rates rose in the second and third quarters of 2013, which caused a reduction in mortgage refinancing that began in the third quarter of 2013 and has continued into early 2014. Gains on sales of securities were $42,000 higher in the first quarter of 2014 compared to the first quarter of 2013 due to more securities sales in the current year. Net losses on sales of other assets improved $68,000 in the first quarter of 2014 compared to the same period in the prior year as a result of less write-downs of foreclosed properties.

Noninterest expense decreased $21,000 in the first quarter of 2014 compared to the first quarter in 2013. An increase in salaries and benefits expense of $68,000 in the first quarter of 2014 compared to the same period in the prior year resulted from higher costs associated with salaries and health insurance. Occupancy and equipment expense grew $47,000 in the first quarter of 2014 compared to the first quarter in the prior year due to costs related to the extended winter weather conditions in 2014 and to higher equipment depreciation expense. The increase of $39,000 in professional fees in the first quarter of 2014 compared to the same quarter in the prior year was due to higher legal fees. Loan and collection expense was $85,000 lower in the first quarter of 2014 compared to the same period in the prior year as a result of lower costs related to collection of nonperforming loans and maintenance of foreclosed properties. Other noninterest expense decreased $101,000 in the first quarter of 2014 compared to the first quarter of 2013 as a result of less purchases of supplies, lower FDIC insurance expense, and lower costs related to sales of residential mortgage loans in the secondary market.

Total assets increased $5.8 million in the first quarter of 2014 and $10.0 million in the twelve months ended March 31, 2014. Cash and cash equivalents declined $6.1 million in the first quarter of 2014 and $3.3 million in the last twelve months due to the timing of loan and deposit growth. Securities increased $7.2 million in the first quarter of 2014 and $9.6 million in the last twelve months as purchases were used to provide growth in earning assets. Net loans grew $4.7 million in the first quarter of 2014 and $8.6 million in the twelve months ended March 31, 2014. Growth in commercial loans and consumer loans was partially offset by a decrease in residential mortgage loans. Total deposits increased $10.3 million in the first quarter of 2014 and $2.8 million in the last twelve months. Checking and savings deposits grew $17.3 million since March 31, 2013, while certificates of deposit declined $14.5 million in the same time period. Borrowings decreased $5.7 million in the first quarter of 2014 and increased $7.9 million since March 31, 2013 as a result of changes in the balance of repurchase agreements and advances from the Federal Home Loan Bank.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCBB under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. Statements regarding future gains on sales of loans and future mortgage volume are forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	3/31/2014	12/31/2013	3/31/2013
Cash and Cash Equivalents	$14,429	$20,479	$17,746
Securities	147,002	139,832	137,439
Loans Held For Sale	728	931	3,403
Loans, Net of Allowance For Loan Losses	315,881	311,231	307,235
Premises and Equipment	11,948	11,995	12,253
Cash Surrender Value of Life Insurance Policies	10,340	10,269	10,045
Goodwill and Other Intangible Assets	14,892	15,003	15,340
Other Assets	5,129	4,835	6,928

Total Assets	$520,349	$514,575	$510,389

Noninterest-bearing Deposits	$107,996	$102,243	$95,618
Interest-bearing Demand Deposits	142,557	139,670	138,562
Savings Deposits	69,210	63,681	68,241
Local Certificates of Deposit	108,673	112,533	121,755
Nonlocal Certificates of Deposit	—	—	1,500
Borrowings	26,691	32,425	18,766
Other Liabilities	2,719	2,465	4,521

Total Liabilities	457,846	453,017	448,963

Shareholders’ Equity	62,503	61,558	61,426

Total Liabilities and Shareholders’ Equity	$520,349	$514,575	$510,389

Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2014	3/31/2013
Interest Income
Loans, including fees	$3,824	$4,004
Securities	829	809
Other	3	3
Total Interest Income	4,656	4,816

Interest Expense
Deposits	279	376
Borrowings	24	13
Total Interest Expense	303	389

Net Interest Income	4,353	4,427
Provision for Loan Losses	100	300
Net Interest Income after Provision
for Loan Losses	4,253	4,127

Noninterest Income
Customer Service Charges	859	838
Insurance and Investment Commissions	231	149
Gains on Sales of Loans	146	493
Gains on Sales of Securities	65	23
Losses on Sales of Other Assets	(1)	(69)
Other Income	271	262
Total Noninterest Income	1,571	1,696

Noninterest Expense
Salaries and Benefits	2,084	2,016
Occupancy and Equipment	617	570
Data Processing	511	500
Professional Fees	197	158
Loan and Collection Expense	26	111
Other Expense	706	807
Total Noninterest Expense	4,141	4,162

Income Before Income Tax	1,683	1,661
Income Taxes	435	426

Net Income	$1,248	$1,235

Basic Earnings Per Share	$0.38	$0.37
Diluted Earnings Per Share	$0.38	$0.37

Performance Ratios
Return on Average Assets (Annualized)	0.97%	0.98%
Return on Average Equity (Annualized)	8.14%	8.10%
Net Interest Margin (Tax Equivalent) (1)	3.82%	3.98%
Efficiency Ratio	70.2%	68.2%
Net Loan Charge-offs	$240	$271
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)	0.30%	0.35%

(1)    The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles (“GAAP”), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The tax-equivalent adjustment uses an incremental tax rate of 34%.